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May 31, 1996



Securities and Exchange Commission
Chief Financial Officer
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 29, 1996, of Global Casinos, Inc. and are in agreement with the statements contained in paragraph (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                              ERNST & YOUNG LLP